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                                                                    Exhibit 99.1

Thursday February 22, 1:46 pm Eastern Time

Press Release

IIS Appoints New Directors

Reorganization of Board Completed

TEMPE, Ariz.--(BUSINESS WIRE)--Feb. 22, 2001--Integrated Information Systems Inc. ("IIS") (Nasdaq: IISX - news), a full-service provider of integrated Internet solutions, Thursday announced the completed reorganization of its board of directors.

The company announced the selection of R. Nicholas Loope, Lawrence Trachtenberg, John Blair and Stephen Brown as new director appointments to the board. Simultaneously, the company announced the voluntary resignations of Perry Sells and Christopher Johnson, both of whom served as directors during the recent board reorganization.

Also voluntarily resigning from the board was David A. Wirthlin, who continues in his role as IIS' chief financial officer and treasurer. The reorganized board now consists of Chairman Jim Garvey and the four new outside directors.

"I am extremely pleased with the composition of our new board," commented Garvey, chairman, president and chief executive officer of IIS. "These four individuals meet our every criteria, both in the expertise they bring and in their long-term shared vision for IIS.

"Each new director brings valuable expertise: R. Nicholas Loope in professional services operations, Larry Trachtenberg in financial management, Steve Brown in marketing and sales, and John Blair in Internet technology."

Loope is president and CEO of The Durrant Group Inc., an international architectural engineering and construction management firm. Prior to joining The Durrant Group Inc., Loope was president and managing principal of Taliesin Architects, which is the continuation of the practice of architecture begun by Frank Lloyd Wright in 1893.

In addition, Loope is a tenured professor of architecture with the College of Architecture and Environmental Design at Arizona State University. Loope received a bachelor of architecture degree from the University of Maryland, a master of environmental design degree from Yale University, and is a graduate of the Harvard Business School PMD Program.

"As an executive deeply involved in the professional services industry, I am excited about the opportunities at IIS, particularly in its Application Management Services division," stated Loope. "The AMS division is an excellent example of a market differentiator that offers a compelling value-added service to clients."

Trachtenberg is CFO and general counsel of Mobile Mini Inc. (Nasdaq: MINI - news), the nation's leading provider of portable storage solutions. Trachtenberg has extensive public
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markets experience and received a JD from Harvard Law School and a BA in accounting/economics from Queens College of the City University of New York.

"I believe that IIS is well positioned to leverage its infrastructure investments, and I am looking forward to serving on the board," said Trachtenberg.

Blair is an independent management consultant providing strategic and operational counsel to individuals and organizations in technology management. For five years, he has been engaged by IIS as a management consultant and from time to time as an interim executive. He served as the IIS COO during 1999 and 2000, returning to private practice in January 2001.

In addition, he has a tremendous industry background through various strategic planning, quality assurance and technology management positions at Honeywell and GE.

Blair also served on the board of trustees of Western International University for 16 years, and now serves on the board of directors of The Apollo Group, the holding company for the University of Phoenix, the leading provider of higher education programs to working adults. Blair holds a BS in engineering science from Purdue University.

Brown is professor of marketing and the Edward M. Carson chair in services marketing at Arizona State University (ASU). As such, he is the first faculty member to be appointed to an endowed chair position in the ASU College of Business. Brown is also the director of the Center for Services Marketing and Management (SMM) at Arizona State University, one of the world's leading university-based centers, focused on topics of managing customer relationships. In addition, Brown currently serves on the boards of directors of the American Marketing Association Foundation, the HSM Group, neoIT and on the advisory council of Evolve Software Inc. He is co-founder and co-chair of the biennial Quality in Services (QUIS) international conference series and former president of the 50,000 member American Marketing Association.

"I am very impressed with IIS' focused approach to services marketing and commitment to customer satisfaction," commented Brown. "I am delighted to have the opportunity to participate on the board after many years of observing IIS' advancement in the marketplace."

About IIS

IIS is a leading full-service Internet solutions firm possessing the full range of capabilities necessary to rapidly transform growing enterprises to a digital environment.

Expanding beyond the traditional service model of strategy consulting, creative design, and Internet application development, IIS also provides the critical elements of network infrastructure and application management and hosting services.

Utilizing its proprietary full-service methodology, Dimension(SM), IIS provides its clients with a framework in which innovative Internet solutions can be conceptualized, enhanced, and implemented with the speed-to-market necessary to succeed in the rapidly evolving Internet environment. Visit IIS' Web site at http://www.iisweb.com for additional information.
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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the company's expectations, beliefs, hopes, intentions or strategies regarding the future.

All forward-looking statements included in this press release are based upon information available to the company as of the date hereof, and the company assumes no obligation to update any such forward-looking statements. Actual results may vary materially from the company's current expectations.

Factors that could cause or contribute to such differences include but are not limited to the demand for Internet professional services and the company's ability to take advantage of this expected demand, the ability to increase revenues to absorb expenses associated with increases in the company's infrastructure; as well as statements regarding the company's commitment to growth and shareholder value, the ability to implement its business strategies, statements concerning the prospects of the company's AMS division and its ability to leverage or absorb its infrastructure investments, the competitive environment in which the company operates, the continued acceptance of the company's services, the ability of the company to manage its growth and projects effectively, and the ability of the company to stay at the forefront of technological changes.

Other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Risk Factors" in the company's prospectus filed March 17, 2000, and its quarterly Forms 10-Q for the current fiscal year could negatively impact its results of operations and financial condition and cause actual results to vary from those implied or expressed by the forward-looking statements in this press release.

Contact:

     Thomson Financial
     Kristyn Hutzell, 415/617-2543
     Kristyn.Hutzell@tfn.com